UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 29, 2012

THE FIRST BANCORP, INC.
(Exact name of Registrant as specified in charter)

MAINE
(State or other jurisdiction of incorporation)

0-26589	01-0404322
(Commission file number)	(IRS employer identification no.)

Main Street, Damariscotta, Maine	04853
(Address of principal executive offices)	(Zip Code)

(207) 563-3195
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is
intended to simultaneously satisfy the filing obligations
of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

TABLE OF CONTENTS

Item 1.01 Entry Into a Material Definitive Agreement	Page 1
Signatures	Page 2
Exhibit Index	Page 3

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement.

On July 2, 2012, the Registrant issued the press release filed herewith as Exhibit 99.1 with information announcing that The First, N.A., a subsidiary of The First Bancorp, Inc., and Camden National Bank, a subsidiary of Camden National Corporation, jointly announced that the two banks have signed a definitive agreement for The First to purchase the branch at 63 Union Street in Rockland, Maine. As part of the transaction, The First will acquire deposit accounts in the Rockland location as well as a small volume of loans. In addition, The First has signed a definitive agreement to purchase the 145 Exchange Street building in Bangor, Maine, owned by Camden National.

The 63 Union Street branch location in Rockland represents one of 15 Maine branches Camden National is currently acquiring from Bank of America. Camden National is divesting this branch to resolve competitive concerns in that market raised by the U.S. Department of Justice’s Antitrust Division. Customers who bank at the existing Rockland branches of The First and Camden National will not be impacted.

In Bangor, The First intends to open a full-service banking center at the 145 Exchange Street location in the first quarter of 2013. Upon completion of the acquisition, the Camden National branch in Bangor will be relocating from the 145 Exchange Street building to the 80 Exchange Street branch they are purchasing from Bank of America.

The total value of the transaction is estimated to be $7.7 million, which includes the premises and equipment for the two locations plus the premium paid for the Rockland deposits. The Rockland branch transaction is subject to regulatory approval, and is expected to close in the fourth quarter of this year. The sale of the 145 Exchange Street building in Bangor will close at the same time.

(c) Exhibits.
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The following Exhibits are being furnished herewith:

99.1 Registrant's Press Release dated July 2, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST BANCORP, INC.

By: /s/ F. STEPHEN WARD
F. Stephen Ward
Executive Vice President &
Chief Financial Officer

Dated: July 2, 2012

Exhibit Index

Exhibit Number                            Description of Exhibit

99.1                            Registrant's Press Release dated July 2, 2012.